Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports Second Quarter 2016 Results

Nashville, Tenn., July 28, 2016 – HCA Holdings, Inc. (NYSE: HCA) today announced financial and operating results for the second quarter ended June 30, 2016.

Key second quarter metrics (all percentage changes compare 2Q 2016 to 2Q 2015 unless noted):

•	Revenues increased 4.3 percent to $10.319 billion

•	Net income attributable to HCA Holdings, Inc. totaled $658 million, or $1.65 per diluted share

•	Adjusted EBITDA totaled $2.052 billion

•	Cash flows from operations totaled $1.349 billion

•	Same facility equivalent admissions increased 1.6 percent while same facility admissions increased 0.6 percent

•	Same facility revenue per equivalent admission increased 2.1 percent

Revenues in the second quarter increased to $10.319 billion, compared to $9.897 billion in the second quarter of 2015. Net income attributable to HCA Holdings, Inc. totaled $658 million, or $1.65 per diluted share, compared to $507 million, or $1.18 per diluted share, in the second quarter of 2015. The Company recognized a $44 million tax benefit, or $0.11 per diluted share, in the second quarter of 2016 related to the early adoption, during the first quarter of 2016, of a new accounting standard which requires the recording of excess tax benefits related to equity award settlements as a component of the provision for income taxes (for prospective periods). Adjusted EBITDA totaled $2.052 billion compared to $2.008 billion in the second quarter of 2015. Adjusted EBITDA is a non-GAAP financial measure. A table reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA is included in this release.

The second quarter 2016 results include gains on sales of facilities of $6 million, or $0.01 per diluted share, and legal claim costs of $10 million, or $0.02 per diluted share. Second quarter 2015 results include losses on retirement of debt of $125 million, or $0.18 per diluted share, and losses on sales of facilities of $5 million, or $0.01 per diluted share.

Same facility admissions for the second quarter of 2016 increased 0.6 percent, while same facility equivalent admissions increased 1.6 percent. Same facility emergency room visits for the second quarter of 2016 increased 4.1 percent from the prior year’s second quarter. Same facility inpatient surgeries increased 1.8 percent while same facility outpatient surgeries increased 1.5 percent compared to the second quarter of 2015.

During the second quarter of 2016, salaries and benefits, supplies and other operating expenses totaled $8.282 billion, or 80.2 percent of revenues, compared to $7.917 billion, or 80.0 percent of revenues, in the second quarter of 2015.

Six Months Ended June 30, 2016

Revenues for the six months ended June 30, 2016 totaled $20.579 billion compared to $19.573 billion in the same period of 2015. Net income attributable to HCA Holdings, Inc. was $1.352 billion, or $3.34 per diluted share, compared to $1.098 billion, or $2.54 per diluted share, for the first six months of 2015. Results for the six months ended June 30, 2016 include a $118 million tax benefit, or $0.29 per diluted share, related to the early adoption of a new accounting standard which requires the recording of excess tax benefits related to equity award settlements as a component of the provision for income taxes (for prospective periods). Results for the six months ended June 30, 2016 also include gains on sales of facilities of $5 million and legal claim costs of $22 million, or $0.03 per diluted share. Results for the six months ended June 30, 2015 include gains on sales of facilities of $4 million and losses on retirement of debt of $125 million, or $0.18 per diluted share.

Balance Sheet and Cash Flows from Operations

As of June 30, 2016, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $691 million, total debt of $31.452 billion, and total assets of $33.205 billion. During the second quarter of 2016, capital expenditures totaled $663 million, excluding acquisitions. Cash flows provided by operating activities in the quarter totaled $1.349 billion compared to $1.057 billion in the second quarter of 2015.

As of June 30, 2016, HCA’s leverage ratio as measured by Total Debt/Adjusted EBITDA was 3.93x, compared to 3.85x as of December 31, 2015.

During the second quarter of 2016, the Company repurchased $1.237 billion, or 15.506 million shares of its common stock and during the six months ended June 30, 2016, has repurchased $1.858 billion, or 24.427 million shares of its common stock. The Company had $746 million remaining under its existing repurchase authorization as of June 30, 2016.

As of June 30, 2016, HCA operated 169 hospitals and 116 freestanding surgery centers.

2016 Guidance

While the Company has experienced solid volume growth in the first half of the year, it is at the lower-end of our expectations for the first six months; therefore, the Company today adjusted its 2016 guidance ranges for the year as follows:

2016 Guidance
Revenues	$41.0 to $42.0 billion
Adjusted EBITDA	$8.10 to $8.30 billion
Adjusted EPS (diluted)	$6.40 to $6.70 per diluted share
Capital Expenditures	Approximately $2.7 billion

The Company’s 2016 guidance contains a number of assumptions, including:

•	EHR incentive income of approximately $12 million compared to EHR incentive income of $47 million in 2015;

•	2016 guidance excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claim costs, impairments of long-lived assets; and

•	Adjusted EPS guidance includes the recorded impact of early adoption of a new accounting standard which requires the recording of excess tax benefits related to equity award settlements as a component of the provision for income taxes for the first two quarters of 2016, but excludes any projection of this impact on the provision for income taxes for the third and fourth quarters of 2016.

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

Earnings Conference Call

HCA will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1080634 or through the Company’s Investor Relations web page, www.hcahealthcare.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the implementation of the Patient Protection and Affordable Care Act, as amended by the Health

Care and Education Reconciliation Act (collectively, the “Health Reform Law”), possible delays in or complications related to implementation of the Health Reform Law, court challenges, the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011 (the “BCA”), and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or waiver programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) the emergence and effects related to infectious diseases; (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) our ongoing ability to demonstrate meaningful use of certified electronic health record technology, and (22) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2015 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

Second Quarter

(Dollars in millions, except per share amounts)

	2016		2015
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$11,081		$10,932
Provision for doubtful accounts	762		1,035

Revenues	10,319	100.0%	9,897	100.0%

Salaries and benefits	4,691	45.5	4,492	45.4
Supplies	1,718	16.7	1,670	16.9
Other operating expenses	1,873	18.0	1,755	17.7
Electronic health record incentive income	(5)	—	(18)	(0.2)
Equity in earnings of affiliates	(10)	(0.1)	(10)	(0.1)
Depreciation and amortization	489	4.8	469	4.8
Interest expense	427	4.1	425	4.3
Losses (gains) on sales of facilities	(6)	(0.1)	5	—
Losses on retirement of debt	—	—	125	1.3
Legal claim costs	10	0.1	—	—

	9,187	89.0	8,913	90.1

Income before income taxes	1,132	11.0	984	9.9

Provision for income taxes	341	3.3	319	3.2

Net income	791	7.7	665	6.7

Net income attributable to noncontrolling interests	133	1.3	158	1.6

Net income attributable to HCA Holdings, Inc.	$658	6.4	$507	5.1

Diluted earnings per share	$1.65		$1.18

Shares used in computing diluted earnings per share (millions)	398.659		429.369

Comprehensive income attributable to HCA Holdings, Inc.	$608		$561

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Six Months Ended June 30, 2016 and 2015

(Dollars in millions, except per share amounts)

	2016		2015
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$22,131		$21,254
Provision for doubtful accounts	1,552		1,681

Revenues	20,579	100.0%	19,573	100.0%

Salaries and benefits	9,393	45.6	8,890	45.4
Supplies	3,432	16.7	3,308	16.9
Other operating expenses	3,730	18.1	3,472	17.7
Electronic health record incentive income	(9)	—	(37)	(0.2)
Equity in earnings of affiliates	(22)	(0.1)	(29)	(0.1)
Depreciation and amortization	968	4.7	942	4.9
Interest expense	843	4.1	844	4.3
Gains on sales of facilities	(5)	—	(4)	—
Losses on retirement of debt	—	—	125	0.6
Legal claim costs	22	0.1	—	—

	18,352	89.2	17,511	89.5

Income before income taxes	2,227	10.8	2,062	10.5

Provision for income taxes	625	3.0	677	3.4

Net income	1,602	7.8	1,385	7.1

Net income attributable to noncontrolling interests	250	1.2	287	1.5

Net income attributable to HCA Holdings, Inc.	$1,352	6.6	$1,098	5.6

Diluted earnings per share	$3.34		$2.54

Shares used in computing diluted earnings per share (millions)	404.617		432.329

Comprehensive income attributable to HCA Holdings, Inc.	$1,273		$1,131

HCA Holdings, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

			For the Six Months
	Second Quarter		Ended June 30,
	2016	2015	2016	2015
Revenues	$10,319	$9,897	$20,579	$19,573

Net income attributable to HCA Holdings, Inc.	$658	$507	$1,352	$1,098
Losses (gains) on sales of facilities (net of tax)	(4)	3	(2)	(3)
Losses on retirement of debt (net of tax)	—	79	—	79
Legal claim costs (net of tax)	7	—	14	—

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs (a)	661	589	1,364	1,174
Depreciation and amortization	489	469	968	942
Interest expense	427	425	843	844
Provision for income taxes	342	367	630	722
Net income attributable to noncontrolling interests	133	158	250	287

Adjusted EBITDA (a)	$2,052	$2,008	$4,055	$3,969

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$1.65	$1.18	$3.34	$2.54
Losses (gains) on sales of facilities	(0.01)	0.01	—	—
Losses on retirement of debt	—	0.18	—	0.18
Legal claim costs	0.02	—	0.03	—

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs(a)	$1.66	$1.37	$3.37	$2.72

Shares used in computing diluted earnings per share (millions)	398.659	429.369	404.617	432.329

(a)	Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	June 30, 2016	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$691	$852	$741
Accounts receivable, less allowance for doubtful accounts of $5,046, $5,205 and $5,326	5,669	5,880	5,889
Inventories	1,481	1,415	1,439
Other	1,254	1,054	1,163

Total current assets	9,095	9,201	9,232

Property and equipment, at cost	35,873	34,978	34,614
Accumulated depreciation	(20,249)	(19,921)	(19,600)

	15,624	15,057	15,014

Investments of insurance subsidiaries	341	425	432
Investments in and advances to affiliates	201	174	178
Goodwill and other intangible assets	6,694	6,713	6,731
Other	1,250	1,206	1,157

	$33,205	$32,776	$32,744

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,934	$1,944	$2,170
Accrued salaries	1,405	1,309	1,233
Other accrued expenses	1,833	1,919	1,880
Long-term debt due within one year	224	226	233

Total current liabilities	5,396	5,398	5,516

Long-term debt, less net debt issuance costs of $173, $179 and $167	31,228	30,328	30,255
Professional liability risks	1,126	1,116	1,115
Income taxes and other liabilities	1,953	1,933	1,904

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Holdings, Inc.	(8,107)	(7,556)	(7,599)
Noncontrolling interests	1,609	1,557	1,553

Total deficit	(6,498)	(5,999)	(6,046)

	$33,205	$32,776	$32,744

HCA Holdings, Inc.

Consolidated Statements of Cash Flows

For Six Months Ended June 30, 2016 and 2015

(Dollars in millions)

	2016	2015
Cash flows from operating activities:
Net income	$1,602	$1,385
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(1,364)	(1,784)
Provision for doubtful accounts	1,552	1,681

Accounts receivable, net	188	(103)
Inventories and other assets	(176)	(195)
Accounts payable and accrued expenses	(102)	(117)
Depreciation and amortization	968	942
Income taxes	67	(101)
Gains on sales of facilities	(5)	(4)
Losses on retirement of debt	—	125
Legal claim costs	22	—
Amortization of debt issuance costs	18	19
Share-based compensation	129	103
Other	37	21

Net cash provided by operating activities	2,748	2,075

Cash flows from investing activities:
Purchase of property and equipment	(1,172)	(1,004)
Acquisition of hospitals and health care entities	(430)	(95)
Disposition of hospitals and health care entities	14	22
Change in investments	18	67
Other	15	1

Net cash used in investing activities	(1,555)	(1,009)

Cash flows from financing activities:
Issuance of long-term debt	3,000	4,048
Net change in revolving credit facilities	—	(300)
Repayment of long-term debt	(2,065)	(3,644)
Distributions to noncontrolling interests	(205)	(237)
Payment of debt issuance costs	(24)	(33)
Repurchase of common stock	(1,858)	(940)
Other	(91)	147

Net cash used in financing activities	(1,243)	(959)

Change in cash and cash equivalents	(50)	107
Cash and cash equivalents at beginning of period	741	566

Cash and cash equivalents at end of period	$691	$673

Interest payments	$767	$810
Income tax payments, net	$558	$581

HCA Holdings, Inc.

Operating Statistics

	Second Quarter		For the Six Months Ended June 30,
	2016	2015	2016	2015
Operations:
Number of Hospitals	169	168	169	168
Number of Freestanding Outpatient Surgery Centers	116	112	116	112
Licensed Beds at End of Period	44,127	43,647	44,127	43,647
Weighted Average Licensed Beds	44,064	43,619	43,922	43,536

Reported:
Admissions	467,200	464,200	946,800	935,100
% Change	0.6%		1.3%
Equivalent Admissions	792,600	778,200	1,590,600	1,547,600
% Change	1.9%		2.8%
Revenue per Equivalent Admission	$13,020	$12,719	$12,938	$12,648
% Change	2.4%		2.3%
Inpatient Revenue per Admission	$12,879	$12,381	$12,758	$12,386
% Change	4.0%		3.0%
Patient Days	2,293,200	2,267,700	4,688,700	4,611,200
% Change	1.1%		1.7%
Equivalent Patient Days	3,890,800	3,802,300	7,877,000	7,631,600
% Change	2.3%		3.2%
Inpatient Surgery Cases	134,100	131,800	265,900	261,900
% Change	1.7%		1.5%
Outpatient Surgery Cases	234,600	228,300	461,100	442,800
% Change	2.8%		4.1%
Emergency Room Visits	2,093,000	2,007,400	4,226,300	3,989,400
% Change	4.3%		5.9%
Outpatient Revenues as a
Percentage of Patient Revenues	39.7%	39.9%	39.3%	38.8%
Average Length of Stay	4.9	4.9	5.0	4.9
Occupancy	57.2%	57.1%	58.7%	58.5%

Same Facility:
Admissions	464,600	461,800	941,400	931,300
% Change	0.6%		1.1%
Equivalent Admissions	786,200	773,900	1,576,900	1,540,300
% Change	1.6%		2.4%
Revenue per Equivalent Admission	$12,979	$12,714	$12,914	$12,644
% Change	2.1%		2.1%
Inpatient Revenue per Admission	$12,880	$12,381	$12,770	$12,387
% Change	4.0%		3.1%
Inpatient Surgery Cases	133,400	131,000	264,800	260,500
% Change	1.8%		1.7%
Outpatient Surgery Cases	230,000	226,500	452,800	439,800
% Change	1.5%		2.9%
Emergency Room Visits	2,067,200	1,985,500	4,175,000	3,956,400
% Change	4.1%		5.5%